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                                                                     EXHIBIT 4.2

                              ICAPITAL CORPORATION
                          2603 Main Street, Suite 1150
                                Irvine, CA 92614
                     Ph.: (949) 260-8070 Fax: (949) 260-0116

                     FINANCIAL CONSULTING SERVICES AGREEMENT

     This Financial Consulting Services Agreement (the "Agreement") is entered this 26th day of April, 2001 by and between ICAPITAL CORP. ("Consultant"), a Nevada corporation, and AMERICAN I R TECHNOLOGIES INC. (OTC BB:ATLI) ("Client"), a Nevada corporation, with reference to the following:

                                    RECITALS

     A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

     B. The Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ENGAGEMENT. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a financial consultant to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

     A. Reorganizations, reverse mergers, divestitures, and due diligence studies;

     B.   Capital sources and the formation of financial transactions;

     C.   Banking methods and systems;

     D. Guidance and assistance in available alternatives to maximize shareholder value;

     E. Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community.

     It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner and Client is not obligated to accept any recommendations or close any transactions submitted by the Consultant.


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     2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and continue for twelve (12) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation (see item 10 "Notices").

     3. DUE DILIGENCE. The Client shall supply and deliver to the Consultant all information relating to the Client Company's business as may be reasonably requested by the Consultant to enable the Consultant to make an assessment of the Company and its business prospects and provide the Consulting Services.

     4. COMPENSATION AND FEES. As consideration for Consultant entering into this Agreement, Client and Consultant shall agree to the following:

          A. A cash Engagement Fee ("Engagement Fee") of seventy-five thousand ($75,000) dollars, PAYABLE TO THE CONSULTANT PER THE ATTACHED ADDENDUM.

                             - AND -

          B. Client shall issue certificates representing an aggregate of four hundred thousand (400,000) shares of common stock (the "Shares"). The shares issued to the Consultant on the date hereof shall have the status of "restricted" securities as the term is defined by Rule 144 under the Securities Act of 1933, as amended. These shares are non-cancelable and shall have piggyback registration rights upon the first SEC registration filed by the Client.

               The Shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

               Securities shall be issued to Consultant in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultant from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

     5. REPRESENTATIONS, WARRANTS AND COVENANTS. The Client represents, warrants and covenants to the Consultant as follows:

          A. The Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by the Client and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client's Board of Directors and no


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     further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.

          B. The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Client or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause an acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound. The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

     6. EXCLUSIVITY; PERFORMANCE; CONFIDENTIALITY. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. The Consultant agrees that it will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultant pursuant to the terms of this Agreement. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. The Consultant does not guarantee that its efforts will have any impact upon the Company's business or that there will be any specific result or improvement from the Consultant's efforts. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

     7. INDEPENDENT CONTRACTOR. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

     8. ARBITRATION AND FEES. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, shall be settled in accordance with the Arbitration rules of the American Arbitration Association in Irvine, California. Any decision issued therefrom shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as many be granted, to a reasonable sum as and for attorney's fees in such arbitration or other proceeding which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement.


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     9. NOTICES. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

        If to the Client:           American I R Technologies Inc.
                                    Attention: Ron Ryan
                                    3080 W. Post Road
                                    Las Vegas, NV  89118
                                    Facsimile No.: (702) 368-4573

        If to Consultant:           iCapital Corporation
                                    Attention: Blaine Riley
                                    2603 Main Street, Suite #1150
                                    Irvine, CA 92614
                                    Facsimile No.: (949) 260-0116

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

     10. MISCELLANEOUS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.

     11. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.


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                             "Client"

                             Signature:         /s/ Ron Ryan
                                                --------------------------------
                             Print with Title:  Ron Ryan, President, CEO
                             Company:           American I R Technologies Inc.



                             "Consultant"

                             Signature:         /s/ Blaine Riley
                                                --------------------------------
                             Print with Title:  Blaine Riley, Managing Director
                             Company:           iCapital Corporation


                              DELIVERY INSTRUCTIONS

By Mail:       iCapital Corporation
               2603 Main St., Suite 1150
               Irvine, CA 92614

By DTC:        Miller, Johnson & Keuhn
               DTC# 0139
               FBO I Capital Corporation
               Acct. # 4103-6360

BANK WIRE TRANSFER INFORMATION

                            FOR ICAPITAL CORPORATION

Routing Number:   122 000 496

Address of Bank:  Union Bank of California
                  1791 MacArthur Blvd.
                  Irvine, CA 92614

Phone:            (949) 250-0580

Account #:        1240022148


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                                    ADDENDUM

April 26, 2001


Mr. Ron Ryan
American I R Technologies Inc.
3080 W. Post Road
Las Vegas, NV 89118

Dear Mr. Ryan,

This letter is to confirm the discussion we have had via the telephone the last several days. Enclosed, you will find iCapital Corporation's Financial Consulting Services Agreement that will specify payment of our engagement fee on the date of the signing of the agreement for the stock portion and the cash portion payable at the time a "funding" for American I R Technologies Inc. takes place. We will agree that 1/4 (25%) of any funding will be payable to iCapital Corporation until the full amount owed to iCapital Corporation ($75,000) is fully paid, and then any monies from funding sources provided by iCapital Corporation will be fully payable to American I R Technologies Inc. minus any fees and/or commissions that were already agreed upon by American I R Technologies Inc. via "term sheet" before said funding(s) took place.

If this is satisfactory, Ron Ryan, President and CEO, of American I R Technologies Inc., please sign the iCapital Corporation's Financial Consulting Services Agreement and this Addendum and we will proceed forward.


Sincerely,


/s/ M. Blaine Riley
-------------------------------
M. Blaine Riley
Managing Director


/s/ Ron Ryan
-------------------------------
Ron Ryan
President and CEO